004 Putnam Income Fund
4/30/16 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  13,916
Class B	  292
Class C	  2,129
Class M   1,258

72DD2 (000s omitted)

Class R   379
Class R5  69
Class R6  1,878
Class Y	  10,854


73A1

Class A   0.094
Class B	  0.069
Class C	  0.069
Class M   0.088

73A2

Class R   0.087
Class R5  0.106
Class R6  0.106
Class Y	  0.101

74U1 (000s omitted)

Class A	  140,446
Class B	  4,040
Class C	  29,685
Class M   13,796

74U2 (000s omitted)

Class R   4,258
Class R5  660
Class R6  18,039
Class Y	  103,317

74V1

Class A	  6.86
Class B	  6.79
Class C	  6.81
Class M   6.70

74V2

Class R   6.81
Class R5  6.94
Class R6  6.96
Class Y	  6.96



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.